Exhibit 99.1

For Immediate Release
For more information:
Rex S. Schuette Chief Financial Officer (706) 781-2266 Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. ANNOUNCES
COMPLETION OF THE SALE OF $103 MILLION IN
NON-PERFORMING ASSETS
BLAIRSVILLE, GA —May 3, 2010 — United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today reported that on April 30, 2010 its wholly owned subsidiary, United Community Bank, completed the previously announced sale of non-performing assets to affiliates of Fletcher International, Inc. The $103 million assets sold include certain non-performing commercial and residential mortgage loans and other real estate owned properties. The attached schedule shows the composition of the assets sold by type and geographic region. In connection with the asset sale, the Bank received a $20.6 million cash down payment and entered into loan agreements totaling $82.4 million in aggregate with the purchasers to finance the remaining portion of the purchase price. The purchasers also deposited $18 million with the Bank to pre-fund an estimated three years of interest, principal amortization and other costs related to the maintenance of the assets.
“This one transaction reduces our non-performing assets by a very significant 25 percent,” said Jimmy Tallent, president and chief executive officer of United Community Banks. “We are removing highly illiquid assets from the portfolio, attaining their highest economic value in return, and avoiding any additional charge-offs and credit costs associated with them. Our ongoing commitment during this credit cycle has been to work through problem assets expeditiously and in ways that make sound business sense for our company and shareholders. To that end, we believe the Fletcher transaction is an innovative and highly effective approach.”

As part of the asset sale, Fletcher received the balance of a $30 million warrant to purchase common stock equivalent junior preferred stock that is equal to, after exercise, 7,058,824 shares of United’s common stock at an exercise price of $4.25 per common share. The actual shares to be issued upon exercise will be less because the warrant may only be exercised via a cashless exercise.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.8 billion and operates 27 community banks with 107 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
About Fletcher Asset Management, Inc.
Founded in 1991, SEC-Registered Investment Advisor Fletcher Asset Management Inc., Fletcher International, Ltd., Fletcher International, Inc. and other affiliates in the United States and Europe seek consistent investment returns from their supportive direct investments in responsible companies and in select private investment funds. More than 50 direct investments have strengthened promising companies helping to secure more than 50,000 jobs and develop and deliver important products and services. Additional information is available at www.fletcher.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 3 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
The foregoing description of the transaction documents is a summary and is qualified in its entirety by the full text of such documents as filed with the Securities and Exchange Commission.
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UNITED COMMUNITY BANKS, INC.
Schedule of Assets Sold to Affiliates of Fletcher International, Inc. as of April 30, 2010

	Non-performing	Foreclosed	Total
(in thousands)	Loans	Properties	NPAs
NPAs BY CATEGORY
Commercial (sec. by RE)	$20,138	$9,234	$29,372
Commercial construction	6,250	5,098	11,348
Commercial & industrial	—	—	—

Total commercial	26,388	14,332	40,720
Residential construction	43,267	19,102	62,369
Residential mortgage	—	—	—
Consumer / installment	—	—	—

Total NPAs	$69,655	$33,434	$103,089

NPAs BY MARKET
Atlanta MSA	$4,901	$5,745	$10,646
Gainesville MSA	11,436	2,100	13,536
North Georgia	34,737	15,285	50,022
Western North Carolina	7,000	623	7,623
Coastal Georgia	11,581	9,681	21,262
East Tennessee	—	—	—

Total NPAs	$69,655	$33,434	$103,089